Exhibit 99.1

Contact: Les Nelson Director – Investor Relations (309) 347-9709

Aventine Files Voluntary Petition for Chapter 11 Protection

Ethanol Production Operations Will Continue Uninterrupted

 Bondholder Group To Provide Debtor-in-Possession Financing

PEKIN, IL, (April 8, 2009) - Aventine Renewable Energy Holdings, Inc. (OTC: AVRN), today announced that it and its subsidiaries have filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the District of Delaware.  The Company and certain holders of its 10.0% senior unsecured notes have agreed to a first priority secured debtor-in-possession (“DIP”) term loan totaling $30 million that will enable the Company to continue to satisfy customary obligations associated with its ongoing operations.  The DIP loan provided by certain bondholders will provide the Company with new liquidity permitting it to maintain normal operations and allow the Company and its creditors to jointly plan for the future.

The ethanol industry currently suffers from poor operating margins as a result of supply exceeding existing demand, including the 2009 renewable fuels standard mandate.  Ethanol demand has been negatively affected by low gasoline prices which has all but eliminated the discretionary consumption of ethanol.  Ethanol demand has also been negatively affected by refiners and blenders using excess renewable identification numbers (“RINS”) to help meet their renewable fuels standard obligations instead of purchasing actual gallons of ethanol.

Ron Miller, Aventine’s President and CEO said, “I am pleased with the support shown by our bondholders and their vision for the future of Aventine.  Aventine remains a business with strong potential, a committed group of employees, a recognized brand name and a proud heritage.  We are also a company that is challenged by the difficult market environment for ethanol producers.  After careful consideration of all available alternatives, the Company determined that filing for Chapter 11 was a necessary and prudent step that allows us to operate our business without interruption.  We will use the Chapter 11 process to more rapidly restructure our overhead, pursue potential investors, and definitively resolve our debt issues.  Aventine is one of the most widely recognized names in our industry with strong market share.”

Miller continued, “The ethanol industry has sound long-term prospects, and we anticipate a strong rebound as the government imposed biofuels mandate continues to increase and the supply of excess RINS are consumed.  We are taking steps to ensure our business will be ready when the current markets turn up again.  The vast majority of our suppliers will not see any disruptions in their business dealings with us.”

Aventine has filed first day motions that ask the Court to approve, among other things, payment of employee wage and benefit charges that were incurred before the petition was filed, and the continuation of cash management systems.

Aventine is being advised by its legal counsel, Davis Polk &Wardwell, LLP; and Young Conaway Stargatt & Taylor, LLP; and its financial advisor Houlihan Lokey Howard & Zukin.

About Aventine

Aventine is a leading producer and marketer of ethanol to many leading energy companies in the United States.  In addition to ethanol, Aventine also produces distillers grains, corn gluten meal, corn gluten feed, corn germ and brewers’ yeast.  Our internet address is www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release, are forward looking statements.  Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements.  Aventine disclaims any duty to update any forward looking statements.  Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:
•	Changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:
o	National, state or local energy policy;
o	Federal ethanol and biodiesel tax incentives;
o	Regulation currently proposed and/or under consideration which may increase the existing renewable fuel standard and other legislation mandating the usage of ethanol or biodiesel;
o	State and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether;
o	Environmental laws and regulations applicable to Aventine’s operations and the enforcement thereof;
•	Changes in weather and general economic conditions;
•	Overcapacity within the ethanol, biodiesel and petroleum refining industries;
•	Total United States consumption of gasoline;
•	Availability and costs of products and raw materials, particularly corn, coal and natural gas;
•	Labor relations;
•	Fluctuations in petroleum prices;
•	The impact on margins from a change in the relationship between prices received from the sale of co-products and the price paid for corn;
•	Aventine’s or its employees’ failure to comply with applicable laws and regulations;
•	Aventine’s ability to generate free cash flow to invest in its business and service any indebtedness;
•	Limitations and restrictions contained in the instruments and agreements governing Aventine’s indebtedness;
•	Aventine’s ability to raise additional capital and secure additional financing, and our ability to service such debt, if obtained;
•	Aventine’s ability to retain key employees;
•	Liability resulting from actual or potential future litigation;

•	Competition;
•	Plant shutdowns or disruptions at our plant or plants whose products we market;
•	Availability of rail cars and barges;
•
Potential decreases in marketing alliance volumes resulting from the acquisition of marketing alliance partners by our competitors, the reduction of production capacity or abandonment of announced projects by marketing alliance partners for economic reasons, the creation of similar marketing alliances by our competitors and other failures to renew marketing alliance contracts;

•	Our ability to complete our ethanol plant expansion projects in a timely manner and at the expected cost;
•	Our ability to receive and/or renew permits to construct and/or commence operations of our proposed capacity additions in a timely manner, or at all; and
•	Fluctuations in earnings resulting from increases or decreases in the value of ethanol or biodiesel inventory